EXHIBIT 99.1

[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		July 27, 2004
1410 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release

ENCORE WIRE ANNOUNCES RECORD SIX MONTH SALES AND EARNINGS

MCKINNEY, TX — Encore Wire Corporation (NASDAQ/NMS: WIRE) today announced second quarter and record six-month earnings for 2004.

Net sales for the first six months of 2004 increased 101% to $297.1 million compared to $147.7 million during the first six months of 2003. Shipment volume, measured in copper pounds of wire sold, increased by over 29% in the first six months of 2004 versus the same period in 2003. The six-month sales dollars and volumes represent new records for the Company. Higher prices for building wire sold in 2004 account for the remaining increase in net sales dollars versus 2003. Net Income for the first six months of 2004 increased 861% to $20.5 million versus $2.1 million in the first six months of 2003. Fully diluted net income per common share was $1.31 in the first half of 2004 versus $.14 in the first half of 2003.

Net sales for the second quarter of 2004 increased 71% to $138.1 million compared to $80.6 million during the second quarter of 2003. Shipment volume, measured in copper pounds of wire sold, increased by over 12% in the second quarter of 2004 versus the same period in 2003. Net Income for the second quarter of 2004 increased 174% to $7.3 million versus $2.7 million in the second quarter of 2003. Fully diluted net income per common share was $.46 in the second quarter of 2004 versus $.17 in the second quarter of 2003.

Commenting on the results, Vincent A. Rego, Chairman and Chief Executive Officer of Encore Wire Corporation, said, “Encore Wire continues to produce strong results. These results are impressive in light of significant volatility in the copper and wire markets that occurred in the second quarter of 2004. Copper prices began the second quarter at $1.37 per lb. and then quickly declined to as low as $1.15 during the quarter. Although logically our industry should have been able to maintain stable margins at what are historically high copper prices, price discounting and reduced margins prevailed during the quarter. Shipment volumes declined in the second quarter versus the first quarter due to several factors. Our customers appeared to be working off some inventory in the field during the quarter and were ordering cautiously as they anticipated further price cuts. Volumes were also adversely affected by a shortage of steel conduit required to pull wire through on commercial jobs and a national truck shortage which made it difficult at times to get orders shipped on a timely basis and resulted in some canceled orders. We also adjusted our inventory levels by lowering our production schedule in the second quarter of 2004. We believe that these factors are short-term problems in what we believe is a long-term upward trend for the copper markets and the wire industry.

Despite these issues, the second quarter of 2004 produced the second best quarterly earnings in Encore’s history. Our last four quarters have produced fully diluted earnings per share of $2.10. Our cash flow in the quarter just ended was also very strong, with positive cash flow from operations of $22.1 million allowing us to pay down our debt by $15.8 million in addition to funding $6.1 million in net capital expenditures during the quarter. The first quarter of 2004 demonstrated the Company’s earnings potential in a very favorable market. We will strive to achieve similar results as we continue to grow our Company in the future. We are currently expanding our distribution center and addressing a few bottlenecks in our production plants to enable us to continue to grow while providing our customers with the same high-order fill rates. These projects are on schedule. Copper supplies continue to tighten globally with inventories declining steadily. Increased global economic activity continues to put upward pressure on commodity prices in general. We also recently announced a 3 for 2 stock split in the form of a stock dividend, which we believe will improve the marketability of our stock and broaden stockholder participation in our future growth. We will continue to manage the company to grow sales and earnings while maintaining our historically strong and conservative balance sheet. We want to thank our employees and associates for their tremendous efforts and our stockholders for their support.”

Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.

The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheet
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2004	2003
ASSETS
Current Assets
Cash	$1,129	$391
Receivables, net	96,820	81,430
Inventories	66,585	59,344
Prepaid Expenses and Other	7,361	5,112

Total Current Assets	171,895	146,277
Property, Plant and Equipment, net	86,917	78,924
Other Assets	120	98

Total Assets	$258,932	$225,299

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$21,208	$24,430
Accrued Liabilities and Other	9,852	15,590

Total Current Liabilities	31,060	40,020
Long Term Liabilities
Note Payable	72,500	53,425
Non-Current Deferred Income Taxes	10,078	10,078

Total Long Term Liabilities	82,578	63,503
Total Liabilities	113,638	103,523
Stockholders’ Equity
Common Stock	172	170
Additional Paid in Capital	36,900	34,193
Treasury Stock	(15,275)	(15,275)
Retained Earnings	123,497	102,688

Total Stockholders’ Equity	145,294	121,776

Total Liabilities and Stockholders’ Equity	$258,932	$225,299

Encore Wire Corporation
P.O. Box 1149
1410 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statement of Income
(In Thousands)
(Unaudited)

	Quarter Ended June 30,				Six Months Ended June 30,
	2004		2003		2004		2003
Net Sales	$138,148	100.0%	$80,584	100.0%	$297,090	100.0%	$147,737	100.0%
Cost of Sales	117,112	84.8%	68,783	85.4%	$243,133	81.8%	$130,279	88.2%

Gross Profit	21,036	15.2%	11,801	14.6%	53,957	18.2%	17,458	11.8%
Selling, General and Administrative Expenses	8,917	6.5%	6,982	8.7%	20,135	6.8%	12,936	8.8%

Operating Income	12,119	8.8%	4,819	6.0%	33,822	11.4%	4,522	3.1%
Net Interest & Other Expense	761	0.6%	674	0.8%	1,395	0.5%	1,184	0.8%

Income before Income Taxes	11,358	8.2%	4,145	5.1%	32,427	10.9%	3,338	2.3%
Income Taxes	4,089	3.0%	1,492	1.9%	11,894	4.0%	1,202	0.8%

Net Income	$7,269	5.3%	$2,653	3.3%	$20,533	6.9%	$2,136	1.4%

Basic Earnings Per Share	$0.47		$0.18		$1.34		$0.14

Diluted Earnings Per Share	$0.46		$0.17		$1.31		$0.14

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	15,367		15,119		15,287		15,119

-Diluted	15,727		15,212		15,713		15,193